UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):     February 20, 2013

VITRO DIAGNOSTICS, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	0-17378	84-1012042
(State or other jurisdiction of incorporation)	Commission File Number	(I.R.S. Employer Identification number)

4621 Technology Drive, Golden CO  80403
(Address of principal executive offices)                    (Zip Code)

Registrant's telephone number, including area code:   (303) 999-2130

______________________________________________________

(Former name or former address, if changed since last report)

___	Written communications pursuant to Rule 425 under the Securities Act
___	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
___	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
___	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION
OF DIRECTOR; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

Effective February 20, 2013, Erik Van Horn voluntarily tendered his resignation as a member of the Board of Directors of Vitro Diagnostics, Inc (the “Company”).  The resignation is effective immediately.  There were no disagreements between the Company and Mr. Van Horn on any matter relating to the Company’s operations, policies or practices.

Also effective February 20, 2013, the Board of Directors of the Company appointed Pete Shuster to serve as a member of the Board of Directors effective immediately.  No agreements or commitments have been made with respect to Mr. Shuster’s compensation as a director or his participation in any standing committees of the board.

About Mr. Pete Shuster

He received a Bachelor’s Degree in Biology from Lawrence University in Wisconsin during 1981 and performed graduate studies in biochemistry at the University of Minnesota.  He was in Sales and Sales Management with Teltech from 1985 to 1994.  He was a sales representative at Connect, Inc from 1994 to 1995 where he sold systems integration solutions. He was a Major Account Manager at SDRC from 1995 to 1999 and Senior Account Manager at EAI for sales of Product Visualization Software.  From 1996 to 2002, he was the founder and owner of Kingdom2.com, an online reseller of re-manufactured satellite systems. From 2000 to 2002 he was Large Account Sales Director of PTC, a company that sold product data management and CAD software, where he lead teams that sold  to heavy equipment manufacturers, including Caterpillar, John Deere and Case. The team achieved sales > $15,000,000 in FY2001.

In 2003, he founded Neuromics, Inc, his present business that is a web-based marketer of reagents to accelerate discovery in Neuroscience, Diabetes/Obesity and Cancer offering products including antibodies, proteins, transfection reagents, stem cell and primary cell lines, cell culture media and apoptosis measurement kits.

ITEM 7.01	REGULATION FD DISCLOSURE

      On February 20, 2013, the Company issued a press release announcing the resignation of Erik Van Horn from its Board of Directors and the nomination and appointment of Pete Shuster as a new member of the Board of Directors.   A copy of the press release is attached hereto as Exhibit 99.1

ITEM 9.01:       EXHIBITS

(c)	Exhibit

Item	Title

99.1	Press Release dated February 20, 2013.

SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Vitro Diagnostics, Inc. (Registrant)

Dated: February 25, 2013	_/s/ James R. Musick____ James R. Musick, President and Chief Executive Officer

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